UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2008

INDALEX HOLDINGS FINANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-138178	20-3730880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Tri-State International, Suite 450
Lincolnshire, IL 60069
(Address of principal executive offices, including Zip Code)

(847) 810-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

Indalex Holdings Finance, Inc. (the “Company”) is in discussions with the lenders under the Amended and Restated Credit Agreement, dated as of May 21, 2008 (the “Amended Credit Agreement”), among the Company, Indalex Holding Corp., Indalex Limited, the subsidiaries of Indalex Holding Corp. party thereto, JPMorgan Chase Bank, N.A., as administrative agent and a lender, and the other lenders party thereto, to allow Sun Indalex Finance, LLC to defer the receipt of cash interest payments that it would be entitled to under the $15.0 million term loan made by Sun Indalex Finance, LLC, an affiliate of the Company’s equity sponsor, to the Company on May 21, 2008 (the “Initial Term Loan”) and the $15.0 million incremental term loan (the “Incremental Term Loan”) that is expected to be made on substantially the same terms as the Initial Term Loan.  As disclosed in its quarterly report on Form 10-Q for the quarter ended September 28, 2008, on November 11, 2008, the Company gave notice of its intent to borrow the Incremental Term Loan.  Sun Indalex Finance, LLC has agreed to the Incremental Term Loan, and the Company expects funding by the end of November 2008.  If the parties enter into an amendment to the Amended Credit Agreement, which has not yet been approved by the lenders, to defer the cash interest payments under the Initial Term Loan and the Incremental Term Loan, it is expected that the Initial Term Loan and the Incremental Term Loan would accrue interest at the applicable rate, which would be added to the outstanding principal amount on the applicable interest payment date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDALEX HOLDINGS FINANCE, INC.

/s/ Timothy R.J. Stubbs
Date: November 24, 2008	Name:	Timothy R.J. Stubbs
	Title:	President and Chief Executive Officer